ZEA CAPITAL FUND LLC

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) is made this 24th day of July, 2009 by and between Zea Capital Fund LLC, a Delaware limited liability company (the “Company”), and Iowa Corn Opportunities, LLC (“Subscriber”).

WITNESSETH:

WHEREAS, the Company may make an election under the Investment Company Act of 1940, as amended (the “1940 Act”), to be treated as a business development company under the 1940 Act; and

WHEREAS, Subscriber desires to subscribe for and purchase, and the Company wishes to sell to Subscriber, 54,348 Common Units (the “Common Units”) having the terms set forth in the Company’s Limited Liability Agreement dated July 24, 2009 (the “Operating Agreement”) for the aggregate consideration of $625,002 at a purchase price of $11.50 per Common Unit pursuant to the terms and conditions described in this Agreement.

NOW THEREFORE, IT IS AGREED:

1.           Subscriber hereby subscribes for and agrees to purchase from the Company, 54,348 Common Units for a purchase price of $11.50 per Common Unit, for consideration in the aggregate amount of $625,002, of which the parties acknowledge $625,002 has previously been paid by Subscriber through payment of organizational costs of the Company.

2.           The Company agrees to issue and sell the Common Units to Subscriber promptly upon execution of this Agreement.

3.           To induce the Company to accept its subscription and issue the Common Units subscribed for Subscriber represents that it is informed as follows:

            (a)           That the Common Units have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”);

 (b)           That the Common Units will be sold by the Company in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act;

 (c)           That the Company’s reliance upon the exemption from the registration requirements of the Securities Act is predicated in part on the representation and agreements contained in this Agreement;

                (d)           That when issued, the Common Units will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and cannot be sold or transferred by Subscriber unless the Common Units are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

       (e)            That there do not appear to be any exemptions from the registration provisions of the Securities Act available to Subscriber for resale of the Common Units.  In the future, certain exemptions may possibly become available, including an exemption for limited sales as provided in Rule 144.

Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the Securities.

4.           To further induce the Company to accept its subscription and issue the Common Units, the Subscriber represents and warrants the following:

(a)           That the Common Units are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(b)           That the Company is under no obligation to the register the Common Units on its behalf or to assist the Subscriber in compliance with any exemption from such registration under the Securities Act or any similar state or foreign law;

(c)           That the Subscriber has been furnished with such financial and other information as the Subscriber considers necessary in connection with subscription under this Agreement;

(d)           That in connection with this Agreement, the Company has made available to the Subscriber the opportunity to obtain additional information to verify the accuracy of the information contained in this Agreement and evaluate the merits and risks of an investment in the Common Units;

(e)           That the Company or its advisors or attorneys have answered all inquiries made by the Subscriber concerning the Company, its business and financial condition or any other matter relating to the Company and its offer and sale of the Common Units;

(f)           That the Subscriber acknowledges that the Company has provided it with a copy of the Operating Agreement which the Subscriber has read, reviewed and understands the limitations set forth in the Operating Agreement;

(g)           That the Subscriber understands the risks associated with the Common Units and the potential for loss of investment if the Company fails to close its initial public offering;

(h)           That the Subscriber understands and is familiar with the nature of, and the risks associated with an investment in the Common Units, including the tax aspects of the investment and is capable of bearing the economic risk of the investment and can afford the loss of  the total amount of such investment in the Common Units;  and

(i)           That the Subscriber can afford a complete loss of the investment in the Common Units and can afford to hold the Common Units for an indefinite period of time.

5.           Subscriber further agrees to waive any and all claims against the Board that may have occurred or may occur during the organization of the Company, since the Board’s inception and during and until the Closing.

6.           This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.  This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and date first above written.

ZEA CAPITAL FUND LLC

By: /s/ Mary Elworth_______________
Name: /s/ Mary Elworth__________
Title: Chairman of the Board

IOWA CORN OPPORTUNITIES, LLC

By: /s/ Brian R. Jones
Name: Brian R. Jones
Title: Chief Operating Officer